UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2009

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 16, 2009, Humana Military Healthcare Services, Inc. (“HMHS”), a wholly-owned subsidiary of Humana Inc. (“Humana”) was notified by the United States Department of Defense TRICARE Management Activity (“TMA”) that the TMA intends to exercise its options to extend HMHS’s administration of the TRICARE program in TMA’s South Region (the “TRICARE Contract”) for Option Period VII and Option Period VIII. The exercise of these option periods would effectively extend the TRICARE Contract through March 31, 2011.

The Company has not yet received notification from the TMA as to what action it intends to take in response to the October 28, 2009 decision of the Government Accountability Office upholding the Company’s protest in connection with the award of the third generation TRICARE program contract for the South Region to another contractor.

The Company is evaluating the impact of the Option Periods VII and VIII extensions on its previously issued earnings guidance for the year ending December 31, 2010 (“FY 2010”). The Company anticipates updating its FY 2010 financial guidance to reflect the additional option periods as well as other material developments, if any, on February 1, 2010 in connection with its release of financial results for the quarter and year ending December 31, 2009.

As previously disclosed, as of January 16, 2009, an Amendment of Solicitation/Modification of Contract (the “Amendment”) to the TRICARE Contract, became effective. The Amendment added an additional one-year option period, Option Period VI, and two additional six-month option periods, Option Period VII and Option Period VIII, with the exercise of Option Periods VII and VIII at the option of the TMA. Option Period VI runs from April 1, 2009 through March 31, 2010, Option Period VII runs from April 1, 2010 through September 30, 2010 and Option Period VIII runs from October 1, 2010 through March 31, 2011.

HMHS, headquartered in Louisville, Kentucky, has been a Department of Defense contractor for the TRICARE program since July 1, 1996. HMHS provides health benefits support and services to approximately 3.0 million active duty and retired military and their eligible family members in the ten-state South Region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/S/ STEVEN E. MCCULLEY
Steven E. McCulley
Vice President and Controller (Principal Accounting Officer)

Dated: December 18, 2009